                                                                     Exhibit 3.3
                                CANADA BUSINESS
                                CORPORATIONS ACT
                                     FORM 4
                             ARTICLES OF AMENDMENT
                              (SECTION 27 OR 177)


1 - NAME OF CORPORATION

    CliniChem Development Inc.

2 - CORPORATION NO.


    346070-3

A) Section 3 of the articles of incorporation be and the same is hereby deleted and replaced by the following:

3 - THE CLASSES AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE


A limited number of 1,000 Common shares;
An unlimited number of Class A Common shares; and A limited number of 1,000 Class B Common shares.


1.   PROVISIONS ATTACHING TO THE COMMON SHARES


     The Common shares shall have attached thereto the following rights, privileges, restrictions and conditions:


     1.1 Each Common share shall entitle the holder thereof to one (1) vote at all meetings of the shareholders of the Corporation (except meetings at which only holders of another specified class of shares are entitled to vote pursuant to the provisions hereof or pursuant to the provisions of the CANADA BUSINESS CORPORATIONS ACT (the "ACT")).



     1.2 The holders of the Common shares shall be entitled to receive, if and when declared by the board of directors, concurrently with the holders of Class A Common shares and of Class B Common shares on a PRO RATA basis dividends payable in money, property or by the issue of fully paid shares of the capital of the Corporation.


     1.3 In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or other distribution of assets of the Corporation among shareholders for the purpose of winding-up its affairs, the holders of the Common shares shall be entitled to receive the remaining property of the Corporation concurrently with the holders of Class A Common shares on a PRO RATA basis.

     1.4 Common shares surrendered for cancellation, exchange, purchase or redemption shall be canceled and the number thereof shall not be restored to the status of authorized but unissued Common shares and as a result, may not be reissued by the Corporation. Once all the issued and outstanding Common shares have been canceled, the provisions of paragraph 1.1 to 1.3 shall be repealed and there shall be no Common shares authorized.

2.  PROVISIONS ATTACHING TO THE CLASS A COMMON SHARES

     The Class A Common shares shall have attached thereto the following rights, privileges, restrictions and conditions:


     2.1 Each Class A Common share shall entitle the holder thereof to one (1) vote at all meetings of the shareholders of the Corporation (except meetings at which only holders of another specified class of shares are entitled to vote pursuant to the provisions hereof or pursuant to the provisions of the Act and except for the right of the holders of the Class B Common shares to elect one director of the Corporation, the whole as set forth in paragraph 3.2).

     2.2 The holders of the Class A Common shares shall be entitled to receive, if and when declared by the board of directors, pari passu with the holders of Class B Common shares, dividends payable in money, property or by the issue of fully paid shares of the capital of the Corporation. No dividend may be declared on the Class A Common shares unless the same per-share dividend is declared on the Class B Common shares.

     2.3 In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or other distribution of assets of the Corporation among shareholders for the purpose of winding-up its affairs, the holders of the Class A Common shares shall be entitled to receive, after payment and distribution of the property and assets required to be distributed to the holders of Class B Common shares pursuant to paragraph 3.5, the remaining property of the Corporation.

     2.4 The Class A Common shares are subject to an option in favour of the holder of the majority of the outstanding Class B Common shares of the Corporation as described in paragraph 3.7 and following hereof. Certificates evidencing Class A Common shares issued by or on behalf of the Corporation shall bear a legend in substantially the following form:

     "As described in the Articles of Incorporation, as amended or restated from time to time, of CliniChem Development Inc. - Developpement CliniChem Inc. the Class A Common Shares evidenced hereby are subject to an option in favour of the holder of the majority of the outstanding Class B Common Shares of the Corporation; such option is for a determined purchase price and expires at a precise date. A copy of the Articles of Incorporation, as amended or restated from time to time, may be requested by a shareholder without cost from the Corporate Secretary by mail at 275 Armand-Frappier Blvd., Laval, Quebec, Canada, H7V 4A7, by telephone at (514) 681-1744, or by fax at
     (514) 978-7994."

     2.5 No change to any of the provisions of paragraphs 2.1 to 2.4 or of this paragraph 2.5 shall have any force or effect until it has been approved by a majority of not less than two-thirds (2/3) of the votes cast by the holders of the Class A Common shares, voting separately as a class at a meeting of such holders specially called for that purpose, or by a resolution in writing signed by all the holders of the Class A Common shares, in addition to any other approval required by the Act.

3.   PROVISIONS ATTACHING TO THE CLASS B COMMON SHARES

     The Class B Common shares shall have attached thereto the following rights, privileges, restrictions and conditions:

     3.1 In these Class B Common Share Provisions, unless something in the subject matter or context is inconsistent therewith:

     "ACQUIRED PRODUCT" (PRODUIT ACQUIS) means any product for which BioChem or a BioChem Affiliate has exercised the Product Option granted pursuant to the Product Option Agreement.

     "AVAILABLE FUNDS" (FONDS DISPONIBLES) means, as of any date of determination, all of the funds contributed to the Corporation by BioChem as of such date, plus any investment income earned thereon, less (i) the aggregate amount of all Research and Development Costs paid or incurred by the Corporation as of such date; (ii) the aggregate reasonable ongoing administrative expenses and income taxes paid (less income taxes refunded) or incurred by the Corporation as of such date; (iii) the aggregate amount of all Technology Fee payments paid or incurred by the Corporation as of such date; (iv) the aggregate amount of all payments paid or incurred by the Corporation under the Services Agreement as of such date and (v) reasonable amounts actually paid by CliniChem for consultants to advise the Board of Directors of CliniChem with respect to the CliniChem Products and the CliniChem Programs. Available Funds shall not include payments made by BioChem to CliniChem pursuant to the Product Option Agreement.

     "BIOCHEM" (BIOCHEM) means BioChem Pharma Inc. and its successors or assigns, including any person resulting from the amalgamation of BioChem Pharma Inc. with any other person.

     "BIOCHEM AFFILIATES" (MEMBRES DU GROUPE DE BIOCHEM) means, collectively, BioChem Vaccines Inc., BioChem Therapeutic Inc., Tanaud Holdings (Barbados) Limited, Tanaud International B.V. and Tanaud Ireland Inc.

     "BIOCHEM COMMON SHARES" (ACTIONS ORDINAIRES DE BIOCHEM) means the Common Shares of BioChem.

     "BUSINESS DAY" (JOUR OUVRABLE) means any day other than a Saturday, a Sunday or a day when banks are not open for business in the city of Montreal, Quebec.

     "CLASS A COMMON SHARES" (ACTIONS ORDINAIRES DE CATEGORIE A) means the Class A Common Shares of the Corporation.

     "CLASS B COMMON SHARES" (ACTIONS ORDINAIRES DE CATEGORIE B) means the Class B Common Shares of the Corporation.

     "CLASS B COMMON SHARE PROVISIONS" (DISPOSITIONS RELATIVES AUX ACTIONS ORDINAIRES DE CATEGORIE B) means the rights, privileges, restrictions and conditions attaching to the Class B Common Shares as set out in this Part of these articles of amendment.

     "CLINICHEM PRODUCT" (PRODUIT DE CLINICHEM) means any human therapeutic or vaccine product developed under the Research and Development Agreement pursuant to the CliniChem Programs in the applicable Fields of Use.

     "CLINICHEM PROGRAMS" (PROGRAMMES DE CLINICHEM) means any of the therapeutic and vaccine development programs listed in Exhibit A to the Research and Development Agreement in the applicable Fields of Use indicated in such Exhibit A, and any additional or modified development programs recommended by BioChem and accepted by the Board of Directors of the Corporation for development under the Research and Development Agreement.

     "CLOSING DATE" (DATE DE CLOTURE) has the meaning ascribed to it in paragraph 3.7 hereof.

     "FAIR MARKET VALUE" (JUSTE VALEUR MARCHANDE) means, with reference to (a) BioChem Common Shares, the average of the closing sales price of BioChem Common Shares on the Nasdaq National Market converted to Canadian dollars using the noon-buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for the day on which each such closing sales price occurred for the twenty (20) trading days ending with the trading day that is two (2) trading days prior to the date of determination; and (b) with reference to Majority Holder Common Shares, (i) if the Majority Holder Common Shares are listed on any securities exchange reporting closing sales prices, the average of the closing sales price of the Majority Holder Common Shares on the principal exchange on which the Majority Holder Common Shares are then traded, for the twenty (20) trading days ending with the trading day that is two (2) trading days prior to the date of determination; (ii) if the Majority Holder Common Shares are not listed on any securities exchange described in clause b(i) but are quoted on a quotation system providing bid prices, the average (over the (20) twenty-day period described in clause b(i)) of the bid prices at the close of each day in such period on the largest quotation system on which the Majority Holder Common Shares are then quoted.

     "EXERCISE NOTICE" (AVIS DE LEVEE) has the meaning ascribed to it in paragraph 3.8 hereof.

     "FIELD OF USE" (DOMAINE D'UTILISATION) means the treatment of a particular disease or, in the case of a vaccine, vaccination against a particular bacterium, the whole as indicated in Exhibit A to the Research and Development Agreement.

     "FINAL PURCHASE OPTION EXERCISE PRICE" (PRIX DE LEVEE FINAL DE L'OPTION D'ACHAT) means the Purchase Option Exercise Price minus the amount by which the Corporation's Liabilities existing at the Purchase Option Exercise Date (other than Liabilities under the Research and Development Agreement, the Services Agreement and the Technology License Agreement and any debt owned to BioChem) exceed the aggregate of the Corporation's then existing cash, cash equivalents and short-term and long-term investments (but excluding the amount of Available Funds remaining at such time); provided, however, that the Final Purchase Option Exercise Price shall not be less than one dollar ($1.00).

     "LIABILITIES" (PASSIFS) means, with respect to the Corporation, (i) all liabilities required to be reflected or reserved against in the Corporation's financial statements under Canadian generally accepted accounting principles consistently applied and (ii) any reimbursement or similar obligation with respect to any letter of credit issued for the account of the Corporation or as to which the Corporation is otherwise liable. Liabilities of the type described in (ii) shall be valued at the full amount of the potential liability of the Corporation thereon.

     "MAJORITY HOLDER" (PORTEUR MAJORITAIRE) means the holder of the majority of the outstanding Class B Common Shares.

     "MAJORITY HOLDER COMMON SHARES" (ACTIONS ORDINAIRES DU PORTEUR MAJORITAIRE) means the common shares in the share capital of the Majority Holder.

     "PRODUCT OPTION" (OPTION SUR LES PRODUITS) means the option granted to BioChem and certain of the BioChem Affiliates pursuant to the Product Option Agreement.

     "PRODUCT OPTION AGREEMENT" (CONTRAT D'OPTION SUR LES PRODUITS) means the Product Option Agreement dated as of March 31, 1998 by and between BioChem, certain of the BioChem Affiliates and the Corporation as such agreement may be amended or modified from time to time.

     "PRODUCT PAYMENT BUY-OUT OPTION" (OPTION DE RACHAT DES PAIEMENTS RELATIFS AUX PRODUITS) means the option to buy out the Corporation's right to receive payments to be made by BioChem and certain of the BioChem Affiliates to the Corporation with respect to Acquired Products for any Acquired Product on a country-by-country or global basis, as granted to BioChem and certain of the BioChem Affiliates pursuant to the Product Option Agreement.

     "PURCHASE OPTION" (OPTION D'ACHAT) has the meaning ascribed to it in paragraph 3.7 hereof.

     "PURCHASE OPTION EXERCISE DATE" (DATE DE LEVEE DE L'OPTION D'ACHAT) means the date on which the Majority Holder notifies the Corporation in writing of the exercise of the Purchase Option.

     "PURCHASE OPTION EXERCISE PRICE" (PRIX DE LEVEE DE L'OPTION D'ACHAT) means the greatest of:

     (a) (i) 25 times the aggregate of (x) all worldwide payments made by and all worldwide payments due to be made by BioChem and certain BioChem Affiliates to the Corporation with respect to all Acquired Products for the four calendar quarters immediately preceding the quarter in which the Purchase Option is exercised (the "BASE PERIOD") and (y) all payments that would have been made and all payments due to be made by BioChem and certain BioChem Affiliates to the Corporation during the Base Period if BioChem or certain BioChem Affiliates had not previously exercised the Product Payment Buy-Out Option with respect to any product; less (ii) any amounts previously paid to exercise any payment buy-out option for any CliniChem Product;

     (b) the Fair Market Value of 420,000 BioChem Common Shares determined as of the date on which the Majority Holder provides notice of its intention to exercise the Purchase Option;

     (c) $175 million plus any additional funds contributed to the Corporation by BioChem less the aggregate amount of all Technology Fee payments, Research and Development Costs and Services Agreement payments paid or incurred by the Corporation as of the date the Purchase Option is exercised; and

     (d)  $50 million.

     In the event that, prior to the exercise of the Purchase Option by the Majority Holder, the number of outstanding BioChem Common Shares is increased by virtue of a stock split or a dividend payable in BioChem Common Shares or the number of such shares is decreased by virtue of a combination or reclassification of such shares, then the number of BioChem Common Shares used to compute the Purchase Option Exercise Price (if the Purchase Option Exercise Price is the Fair Market Value of 420,000 BioChem Common Shares) shall be increased or decreased, as the case may be, in proportion to such increase or decrease in the number of outstanding BioChem Common Shares.

     In the event that, prior to the exercise of the Purchase Option there is a reclassification of the BioChem Common Shares, then the kind and number of shares or other securities of BioChem resulting from such reclassification that a holder of 420,000 BioChem Common Shares would have been entitled to receive upon such reclassification will be used to determine the Fair Market Value of the 420,000 BioChem Common Shares referred to in paragraph (b) above.

     "PURCHASE OPTION EXPIRATION TIME" (EXPIRATION DE L'OPTION D'ACHAT) means the earlier of (i) 11:59 p.m. (Montreal time) on March 31, 2003 or (ii) the 90th day after the date on which the Corporation provides the Majority Holder with quarterly financial statements of the Corporation showing cash or cash equivalents of less than $5 million, although the Majority Holder may, at its election, extend such period by providing additional funding, including through loans, for the continued conduct of any or all of the CliniChem Programs (but in no event beyond March 31, 2003).

     "RESEARCH AND DEVELOPMENT AGREEMENT" (CONTRAT DE RECHERCHE ET DEVELOPPEMENT) means the Research and Development Agreement dated as of March 31, 1998 by and between BioChem and the Corporation as such agreement may be amended or modified from time to time.

     "RESEARCH AND DEVELOPMENT COSTS" (FRAIS DE RECHERCHE ET DEVELOPPEMENT) means the fully-burdened cost of activities undertaken pursuant to the Research and Development Agreement plus five percent (5%) of such costs with respect to the CliniChem Products, as detailed in the Research and Development Agreement.

     "SERVICES AGREEMENT" (CONTRAT DE SERVICES) shall mean the Services Agreement dated as of March 31, 1998 by and between BioChem and the Corporation, as such agreement may be amended or modified from time to time.

     "STATUS STATEMENT" (BILAN D'ETAPE) means, as of any date, a balance sheet prepared by the Corporation and delivered to the Majority Holder dated as of such date, together with (i) a statement and brief description of all the liabilities of the Corporation constituting Total Liabilities as of such date not reflected on such balance sheet; (ii) a statement of the amount of Available Funds remaining as of such date; and (iii) a statement of the total amounts paid by and due from the Corporation pursuant to the Research and Development Agreement through such date.

     "TECHNOLOGY FEE" (FRAIS RELATIFS A LA TECHNOLOGIE) means those payments to be made by the Corporation to BioChem and certain BioChem Affiliates pursuant to the Technology License Agreement.

     "TECHNOLOGY LICENSE AGREEMENT" (CONTRAT DE LICENCE TECHNOLOGIQUE) means the Technology License Agreement dated as of March 31, 1998 by and between BioChem, the BioChem Affiliates and the Corporation as such agreement may be amended or modified from time to time.

     "TOTAL LIABILITIES" (PASSIF TOTAL) means (i) all Liabilities, plus (ii) any other debts, liabilities or obligations of the Corporation, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under any law, rule or regulation, or under any pending or threatened action, suit or proceeding, or any order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

     "TRANSFER AGENT" (AGENT DES TRANSFERTS) means General Trust of Canada, or such other person as may from time to time be the registrar and transfer agent for the Class A Common Shares.

     3.2 Each Class B Common Share shall entitle the holder thereof to one (1) vote at all meetings of the shareholders of the Corporation (except where paragraph 3.17 is applicable and except meetings at which only holders of another specified class of shares are entitled to vote pursuant to the provisions hereof or pursuant to the provisions of the Act). Holders of a majority of the outstanding Class B Common Shares voting as a separate class, are entitled to elect one (1) director.

     3.3 Except as otherwise provided herein or as otherwise required by law, a vacancy in the directorship elected by the holders of Class B Common Shares pursuant to paragraph 3.2 shall be filled only by vote or written consent of the majority of the holders of Class B Common Shares.

     3.4 The holders of the Class B Common shares shall be entitled to receive, if and when declared by the board of directors, pari passu with the holders of Class A Common Shares dividends payable in money, property or by the issue of fully paid shares of the capital of the Corporation.

     3.5 In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or other distribution of assets of the Corporation among shareholders for the purpose of winding-up its affairs, the holders of the Class B Common Shares shall be entitled to receive, in preference and priority to any distribution of property or assets of the Corporation to the holders of the Class A Common Shares, an amount equal to the consideration received by the Corporation upon the issuance of the Class B Common Shares.

     3.6 The Class B Common Shares shall automatically convert into fully-paid and non-assessable Class A Common Shares, at 12:01 a.m. (Montreal time), on the day immediately following the expiration without exercise of the Purchase Option. The Class B Common Shares shall convert into Class A Common Shares at the rate of one (1) Class A Common Share for each Class B Common Share.

     3.7 The Majority Holder is hereby granted an exclusive irrevocable purchase option to purchase all issued and outstanding Class A Common Shares at the Final Purchase Option Exercise Price (the "PURCHASE OPTION"). The Purchase Option, if exercised, must be exercised as to all, but not less than all, issued and out- standing Class A Common Shares and may be exercised at any time at or prior to the Purchase Option Expiration Time. The Majority Holder shall elect, at the time of exercise of the Purchase Option, to pay all or any portion of the Final Purchase Option Exercise Price in cash, Majority Holder Common Shares (valued at the Fair Market Value determined as of the Purchase Option Exercise
Date), or any combination thereof; provided, however, that the Majority Holder shall not be entitled to pay all or any portion of the Final Purchase Option Exercise Price in Majority Holder Common Shares if such shares are not listed on any securities exchanges or quoted on a quotation system.

     3.8 The Purchase Option shall be exercised, if at all, at or before the Purchase Option Expiration Time by written notice (the "EXERCISE NOTICE") from the Majority Holder to the Corporation stating that the Purchase Option is being exercised and setting forth (1) the Purchase Option Exercise Price; (2) the portion, if any, of the Final Purchase Option Exercise Price to be paid in cash and the portion, if any, of the Final Pur- chase Option Exercise Price to be paid in Majority Holder Common Shares, and if any portion of the Final Purchase Option

Exercise Price is to be paid in Majority Holder Common Shares, stating the Fair Market Value of such Majority Common Shares determined as of the Purchase Option Exercise Date; and (3) the closing date (the "CLOSING DATE") on which all of the issued and outstanding Class A Common Shares will be purchased. The Purchase Option shall be deemed to be exercised as of the date of the delivery of the Exercise Notice to the Corporation at its principal offices.

     3.9 Except as set forth below, the Closing Date shall be the date specified as such in the Exercise Notice, which date shall be no later than sixty (60) days after the Purchase Option Exercise Date. For greater certainty, the Closing Date may be a date that is after the Purchase Option Expiration Time. The Closing Date may be extended by the Majority Holder if, in the judgment of the Majority Holder, an extension of the Closing Date is necessary to obtain any governmental or third party consent to the purchase of the Class A Common Shares, to permit any necessary prospectus to be receipted or registration statement or similar filing to be declared effective, to permit the expiration prior to the Closing Date of any statutory or regulatory waiting period or to fulfill any other applicable legal requirements. The Majority Holder may extend the Closing Date for the reasons set forth in the preceding sentence by delivering a written notice of such extension to the Corporation on or prior to the previously specified Closing Date. The Corporation shall cooperate with the Majority Holder to effect the closing of the Purchase Option, including without limitation seeking any required third-party or governmental consents, and filing any applications, notifications, prospectus, registration statements or the like which may be necessary to effect the closing.

     3.10 From the Purchase Option Exercise Date until the Closing Date, the Corporation will not take any of the following actions (or permit any such actions to be taken on its behalf) except with the prior written consent of the Majority Holder:

     (A) borrow money, or mortgage, remortgage, pledge, hypothecate or otherwise encumber any of its assets;

     (B) sell, lease, lend, exchange or otherwise dispose of any of its assets, other than (i) sales of inventory in the ordinary course of business; and (ii) sales or dispositions of assets not directly related to the CliniChem Programs;

     (C) pay or declare any dividends or make any distributions on or in respect of any shares of its share capital other than to allow CliniChem to distribute or spin-off to its shareholders any business, assets or the proceeds of the sale thereof, including all related assets and liabilities, not directly related to the CliniChem Programs;

     (D) default in its obligations under any material contract, agreement, commitment or undertaking of any kind or enter into any material contract, agreement, purchase order or other commitment; or

     (E) enter into any other transaction or liabilities, not in the ordinary course of the Corporation's business.

     3.11 Not later than twenty (20) Business Days following the Purchase Option Exercise Date, the Corporation shall deliver a final Status Statement to the Majority Holder prepared as of the Purchase Option Exercise Date. Following receipt of such Status Statement and completion of any other investigation as the Majority Holder shall deem necessary or appropriate, and prior to the Closing Date, the Majority Holder shall determine the Final Purchase Option Exercise Price and shall notify the Corporation of such determination.

     3.12 On the next Business Day immediately following receipt by the Corporation of the determination of the Final Purchase Option Exercise Price, the Corporation shall mail or deliver to each person who, at the date of such mailing or delivery shall be a registered holder of Class A Common Shares, notice of the intention of the Majority Holder to acquire all the issued and outstanding Class A Common Shares on the Closing Date. Such notice shall be delivered to, or mailed by ordinary prepaid post addressed to, the last address of such holder as it appears on the records of the Corporation, or in the event of the address of any such holder not appearing on the records of the Corporation, then to the last address of such holder known to the Corporation. Such notice shall set out the Final Purchase Option Exercise Price and the Closing Date and instructions as to the surrender of certificates representing the Class A Common Shares and with respect to the collection of the Final Purchase Option Exercise Price by the holders of Class A Common Shares.

     3.13 On or before the Closing Date, the Majority Holder shall deposit the full amount of the Final Purchase Option Exercise Price with a bank or banks or similar entities designated by the Majority Holder (which may include the transfer agent of the Majority Holder if shares of Majority Holder Common Shares are being delivered) to pay, on behalf of the Majority Holder, the Final Purchase Option Exercise Price (the "PAYMENT AGENT"). Funds, if any, and certificates representing Majority Holder Common Shares, if any, deposited with the Payment Agent shall be delivered in trust for the benefit of the holders of Class A Common Shares, and the Majority Holder shall provide the Payment Agent with irrevocable instructions to pay, on or after the Closing Date, the Final Purchase Option Exercise Price to registered holders of the Class A Common Shares, the whole on presentation and surrender of the certificates for the Class A Common Shares at the registered office of the Corporation or at such other place or places as may be specified in the notice given by the Corporation pursuant to paragraph 3.12 hereof.

     3.14 As soon as practicable upon the request of the Majority Holder, the Corporation shall provide, or shall cause its Transfer Agent to provide, to the Majority Holder or to the Payment Agent, free of charge, a complete list of the registered holders of Class A Common Shares, as of a specified date, including the number of Class A Common Shares held of record and the address of each registered holder as set forth in the records of the Corporation's Transfer Agent.

     3.15 Transfer of title of all the issued and outstanding Class A Common Shares shall be deemed to occur automatically on the Closing Date and thereafter the Corporation shall treat the Majority Holder as the sole holder of all the issued and outstanding Class A Common Shares, notwithstanding the failure of any holder of Class A Common Shares to tender the certificates representing such Shares to the Payment Agent, whether or not such tender is required or requested by the Payment Agent. After the Closing Date, the holders of the Class A Common Shares shall no longer as such be shareholders of the Corporation, shall cease to be entitled to dividends in respect of such shares and shall not be entitled to exercise any of the rights of the holders thereof and shall be limited to receiving the Final Purchase Option Exercise Price, the whole against presentation and surrender of the certificates representing such Class A Common Shares. The Corporation shall instruct its Transfer Agent not to accept any Class A Common Shares for transfer on and after the Closing Date other than to the Majority

Holder. The Corporation shall take all actions reasonably requested by the Majority Holder to assist in effectuating the transfer to it of the Class A Common Shares in accordance with the provisions hereof. In the event that payment of the Final Purchase Option Exercise Price shall not be made in accordance with the provisions of paragraph 3.13 hereof, the rights of the holders of such shares shall remain unaffected.

     3.16 Until the Purchase Option Expiration Time, the Corporation shall not take, nor permit any other person or entity within its control to take, any action inconsistent with the rights of the Majority Holder under the Purchase Option. The Corporation shall not enter into any arrangement agreement or understanding, whether oral or in writing, that is inconsistent with or limits or impairs the rights of the Majority Holder and the obligations of the Corporation hereunder, including, without limitation, any arrangement, agreement or understanding which imposes any obligation upon the Corporation or deprives the Corporation of any material rights, as a consequence of the exercise of the Purchase Option or the acquisition of the outstanding Class A Common Shares pursuant thereto. In addition, until the Purchase Option Expiration Time, any resolution to liquidate, dissolve or wind-up the Corporation will confer upon the holders of Class B Common Shares a right to vote and such Class B Common Shares will carry a number of votes equal to the total number of votes carried by the Class A Common Shares at the time outstanding.

     3.17 Until the Purchase Option Expiration Time, no alteration, change or amendment to the Articles of Incorporation of the Corporation, as amended or restated from time to time, that would alter the rights of the Majority Holder under the Purchase Option, authorize the creation or issuance of any additional class or series of shares, result in the voluntary dissolution, liquidation or winding-up of the Corporation, effectuate an amalgamation or a consolidation of the Corporation with or into any other corporation or entity, alter the right of the Majority Holder to elect one director, or amend this paragraph 3.17 shall have any force or effect until it has been approved by a majority of not less than two-thirds (2/3) of the votes cast by the holders of the Class B Common Shares, voting separately as a class at a meeting of such holders specially called for that purpose, or by a resolution in writing signed by all the holders of the Class B Common Shares, in addition to any other approval required by the Act.

B) Section 4 of the articles of incorporation be and the same is hereby deleted and replaced by the following:

     4 -  RESTRICTIONS, IF ANY, ON SHARE TRANSFERS

          None.


C) Section 5 of the articles of incorporation be and the same is hereby deleted and replaced by the following:

     5 -  NUMBER (OR MINIMUM AND MAXIMUM NUMBER) OF DIRECTORS

          A minimum of three (3) directors and a maximum of fifteen (15) directors.

D) Section 7 of the articles of incorporation be and the same is hereby deleted and replaced by the following:

     7 -  OTHER PROVISIONS, IF ANY

          None.

DATE                                        SIGNATURE

                                            /s/ Charles-A. Tessier
                                            ______________________________
May 5, 1998                                 Charles-A. Tessier


TITLE

General Counsel and Secretary

_____________________________________________________________________________
                                                       Filed
